Exhibit (c)(10)
Strictly confidential | © Macquarie Group Limited 1 Project Bern August 7, 2023 Board Materials

Strictly confidential | © Macquarie Group Limited 2 Important Notice and Disclaimer “Macquarie Capital” refers to Macquarie Corporate Holdings Pty Limited and its worldwide direct and indirect subsidiaries. Macquarie Corporate Holdings Pty Limited is an indirect, wholly-owned subsidiary of Macquarie Group Limited. The following presentation contains material provided to the Board of Directors (the “Board”) of Light & Wonder, Inc. (“Light & Wonder”, the “Company”) by Macquarie Capital in connection with the acquisition of the publicly held shares of SciPlay Corporation (“Bern”). This presentation was prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under federal or state securities laws. This presentation is for use of the Board and may not be used for any other purpose or disclosed to any party without Macquarie Capital’s prior written consent. The information provided herein comes or has been derived from several sources, but Macquarie Capital does not warrant its accuracy or completeness. In preparing these materials, Macquarie Capital has relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources. Without limiting the generality of the foregoing, no audit or review has been undertaken by an independent third party of the financial assumptions, data, results, calculations and forecasts contained, presented or referred to in this presentation. You should conduct your own independent investigation and assessment as to the validity of the information contained in this presentation and the economic, financial, regulatory, legal, tax, investment and accounting implications of that information. Macquarie Capital, its affiliates and any of its and their respective employees, directors, officers, contractors, consultants, advisors, members, successors, representatives and agents make no representation or warranty as to the accuracy or completeness of the information contained in this presentation, and take no responsibility under any circumstances for any loss or damage suffered as a result of any omission, inadequacy, or inaccuracy in this presentation. Neither Macquarie Capital nor any of its affiliates is an advisor as to regulatory, legal, tax, investment or accounting matters in any jurisdiction. Any recipient of the information contained herein should seek advice from its own independent tax advisor, legal counsel and/or other advisor with respect to such matters. These materials are not and should not be construed as a fairness opinion. Macquarie Capital is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of Macquarie Capital do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital. © 2023 Macquarie Capital (USA) Inc.

Strictly confidential | © Macquarie Group Limited 3 Executive Summary Transaction Overview (Based on the August 7, 2023 Execution Version of the Merger Agreement) Note: Terms to be confirmed subject to review of final merger agreement. Source: Bloomberg. (1) VWAP calculated based on number of trading days. (2) Implied valuation multiples based on Bern management July 2023 forecast. (3) Total consideration paid to Bern Class A shareholders based on 21.2 million Class A shares outstanding as of July 31, 2023 and 499,118 RSUs and PRSUs that are expected to vest before transaction close per Light & Wonder management. ● This presentation summarizes the financial analysis conducted by Macquarie Capital (USA) Inc. (“Macquarie Capital” or “we”) pertaining to the acquisition (the “Acquisition”) of the outstanding Class A shares of SciPlay Corporation (“SciPlay” or “Bern”) not owned by Light & Wonder, Inc. (“Light & Wonder”), in accordance with the terms of the August 7, 2023 execution version of the merger agreement ● The Board of Directors of Light & Wonder (the “Board”) has requested that Macquarie Capital render its opinion to the Board (in its capacity as such), as to whether the consideration to be paid by Light & Wonder in the Acquisition is fair, from a financial point of view, to Light & Wonder Structure ● Merger of Merger Sub, a wholly owned subsidiary of Parent, with and into SciPlay Offer Price / Consideration ● $22.95 per Class A share ● 100% cash consideration Implied Offer Premium ● 34.3% implied offer price premium to Bern 30-day VWAP as of May 17, 2023 ($17.09)(1) Implied Transaction Value (2) ● Implied Enterprise Value: $2.5 billion ̶ EV / Bern Management 2023E AEBITDA ($220 million): 11.4x ̶ EV / Bern Management 2024E AEBITDA ($242 million): 10.4x Total Consideration Paid to Bern Class A Shareholders ● $498 million in cash (3) Sources of Funding ● Cash and cash equivalents on balance sheet and existing revolver availability ($1.3 billion as of March 31, 2023) ● No financing condition Key Provisions of Definitive Agreement ● SciPlay stockholder approval: Light & Wonder to provide written consent by majority SciPlay stockholder (a wholly-owned subsidiary of Light & Wonder) within 2 business days of signing merger agreement ● Key closing conditions: (i) information statement will be mailed to SciPlay stockholders at least 20 calendar days before closing; and (ii) customary closing conditions regarding the accuracy of each party’s representations and warranties and compliance with covenants ● Deal protection: SciPlay may not solicit any acquisition proposals from or negotiate with other potential buyers Closing ● Outside date: 6 months

Strictly confidential | © Macquarie Group Limited 4 Bern Financial Summary Based on revised Bern financial projections received on July 20, 2023 Bern Financial Summary (1) Includes minimum guaranteed license payments. ($ in millions) CAGR 2021A 2022A 2023E 2024E 2025E 2026E 2027E '23E - '27E Revenue $606 $671 $754 $833 $912 $975 $1,027 8.0% % Growth 4.1% 10.7% 12.3% 10.6% 9.4% 7.0% 5.2% AEBITDA $186 $187 $220 $242 $278 $306 $332 10.8% % Margin 30.7% 27.8% 29.2% 29.0% 30.5% 31.4% 32.3% % Growth (1.5%) 0.5% 17.8% 9.9% 14.9% 10.2% 8.3% Depreciation & Amortization $16 $21 $25 $26 $26 $26 $27 % Revenue 2.6% 3.2% 3.3% 3.1% 2.9% 2.7% 2.6% Capital Expenditures (1) $15 $16 $22 $21 $21 $22 $23 % Revenue 2.4% 2.4% 3.0% 2.5% 2.3% 2.2% 2.2%

Strictly confidential | © Macquarie Group Limited 5 $22.62 $16.76 $21.95 $20.75 $24.31 $20.41 $25.31 $26.02 $10.00 $14.00 $18.00 $22.00 $26.00 $30.00 Discounted Cash Flow Analysis ● 8.8% - 10.8% WACC (1) ● 8.0x – 9.0x 2026E NTM Terminal AEBITDA Multiple (50% Weighting) ● 1.5% - 2.5% Perpetuity Growth Rate (50% Weighting) Selected Precedent Transactions Analysis ● LTM 6/30/23 AEBITDA of $213 million (2) ● EV / LTM 6/30/23 AEBITDA Multiple of 11.2x – 13.2x Bern Historical EV / NTM AEBITDA Trading Analysis ● NTM 6/30/23E AEBITDA of $231 million ● EV / NTM 6/30/23E AEBITDA Multiple of 7.5x – 9.5x (3) Selected All-Cash Precedent Premia Analysis ● Based on Median 30-day Premia for All-cash Transactions (4) ● 34% - 44% Premia to the Share Price 30 Trading Days Prior to the Offer ($16.86) Bern Summary of Valuation Analyses Methodology Bern Implied Value Ranges per Share Reference Only Primary Consideration to Class A Shareholders ($m) (5) Implied EV / 2024E AEBITDA Implied EV / 2023E AEBITDA $478 10.9x 9.9x $565 13.2x 12.0x $391 8.6x 7.8x $22.95 Merger Consideration (1) See page 13 for more details on WACC. (2) LTM June 30, 2023 AEBITDA per Bern management. (3) Based on average multiple of 8.5x from IPO through Light & Wonder’s May 18, 2023 proposal; excludes the period during which Light & Wonder’s initial offer was outstanding (July 15, 2021 – December 22, 2021). (4) See page 10 for precedent premia analysis. (5) Total consideration paid to Bern Class A shareholders based on 21.2 million Class A shares outstanding as of July 31, 2023 and 499,118 RSUs and PRSUs that are expected to vest before transaction close per Light & Wonder management. Analysis based on Bern financial projections received on July 20, 2023 and excludes potential synergies

Strictly confidential | © Macquarie Group Limited 6 Bern Summary of Valuation Analyses (Cont’d) Reference Only Primary Financial Implied Per Implied Value To $ in millions, except per share data Metric Selected Valuation Range Share Range Class A Shareholders Discounted Cash Flow Analysis NTM Terminal AEBITDA Multiple (50% Weighting) NA 8.0x - 9.0x $21.75 $24.80 Perpetuity Growth Rate (50% Weighting) NA 1.5% - 2.5% $19.74 $27.24 Discounted Cash Flow Analysis $20.75 $26.02 $451 $565 EV / AEBITDA Multiple Selected Precedent Transactions Analysis EV / LTM 6/30/2023 AEBITDA $213 11.2x - 13.2x $21.95 $25.31 $477 $550 Bern Historical EV / NTM AEBITDA Trading Analysis EV / NTM 6/30/2023 AEBITDA $231 7.5x - 9.5x $16.76 $20.41 $364 $443 Premia Range Selected All-Cash Precedent Premia Analysis 30 Trading Days Prior to the Offer $16.86 34.2% - 44.2% $22.62 $24.31 $491 $528 Valuation Analyses

Discounted Cash Flow Analysis

Analysis based on Bern financial projections received on July 20, 2023 and excludes potential synergies

Discounted Cash Flow Analysis

$ in millions, except per share data

		Revised Bern LRP			
	3Q'23	4Q'23	Dec-24E	Dec-25E	Dec-26E
Revenue	**$187**	**$193**	**$833**	**$912**	**$975**
AEBITDA	**$52**	**$57**	**$242**	**$278**	**$306**
(-) Depreciation & Amortization	(6)	(6)	(26)	(26)	(26)
(-) Stock Based Compensation	(3)	(3)	(19)	(20)	(21)
Profit Before Taxes	**$43**	**$47**	**$197**	**$232**	**$259**
(-) Taxes	(3)	(3)	(14)	(16)	(18)
NOPAT	**$40**	**$44**	**$184**	**$216**	**$241**
(+) Depreciation & Amortization	6	6	26	26	26
(-) Capex (includes payments on license obligations)	(7)	(4)	(21)	(21)	(22)
(+/-) Changes in Net Working Capital	3	3	-	1	2
(-) TRA Payments	(4)	-	(4)	(4)	(4)
(-) Pari Passu Distributions to L&W	(22)	-	(25)	(30)	(34)
Free Cash Flow	**$16**	**$48**	**$159**	**$188**	**$210**
Present Value of Cash Flow (9.8% Midpoint WACC)	**$16**	**$47**	**$145**	**$156**	**$158**
2027E AEBITDA					332
NTM Terminal AEBITDA Multiple (Midpoint)					8.5x
Terminal Value					2,811
Present Value of Terminal Value (9.8% Midpoint WACC)					**$2,024**
Terminal Value as a % of Total Present Value					*79.5%*
Present Value of Cash Flow and Terminal Value					**$2,546**
(+) 6/30/2023 Net Cash					$395
Implied Equity Value					**$2,941**
Implied Share Price					***$23.24***
% Premium to Offer Price ($22.95)					***1.2%***

Sensitivity Analysis – Implied Price per Share

	NTM Terminal AEBITDA Multiple		
WACC	8.0x	8.5x	9.0x
8.8%	$22.85	$23.82	$24.80
9.3%	$22.57	$23.53	$24.49
9.8%	$22.29	$23.24	$24.18
10.3%	$22.02	$22.95	$23.88
10.8%	$21.75	$22.67	$23.58

Sensitivity Analysis – Implied Price per Share

	Perpetuity Growth Rate		
WACC	1.5%	2.0%	2.5%
8.8%	$24.36	$25.69	$27.24
9.3%	$22.98	$24.13	$25.46
9.8%	$21.77	$22.77	$23.91
10.3%	$20.70	$21.58	$22.57
10.8%	$19.74	$20.52	$21.39

Note: Discounted cash flow analysis assumes a valuation date of 6/30/2023 and mid-year convention. Implied share price based on 126.6 million shares outstanding (21.2 million Class A shares, 103.5 million Class B shares and 1.8 million unvested stock units outstanding as of July 31, 2023 per Light & Wonder management) and net cash of $395 million per Light & Wonder management. See page 13 for more details on WACC.

Strictly confidential | © Macquarie Group Limited

7

Strictly confidential | © Macquarie Group Limited 8 Selected Precedent Transaction Analysis Note: Analysis includes transactions with a purchase price greater than $400 million; purchase price excludes earnout consideration. Source: Company filings, Eilers & Krejcik and FactSet. Bern LTM 6/30/23 AEBITDA per Bern management. ($ in millions) Date Announced Target Acquiror Purchase Price LTM EBITDA EV / LTM EBITDA Sep-21 GSN Games Scopely $1,000 $80 12.5x Aug-21 Bole Games (SpinX) NetMarble 2,190 110 19.9x Nov-17 Big Fish Aristocrat 990 83 11.9x Apr-17 DoubleDown DoubleU 825 79 10.5x Jul-16 Playtika Giant 4,400 339 13.0x Nov-14 Big Fish Churchill Downs 485 57 8.5x Median 12.2x Mean 12.7x Aug-23 Bern Light & Wonder $2,510 $213 11.8x Selected Precedent Transactions

Strictly confidential | © Macquarie Group Limited 9 Light & Wonder submitted its initial offer on July 15, 2021 (pre-market) and withdrew it on December 22, 2021 (post-market) Bern Historical Trading Analysis Reference Only Average EV / NTM AEBITDA of 8.5x excludes period during which Light & Wonder’s initial offer was outstanding Bern EV / NTM AEBITDA Since IPO Source: FactSet and public filings as of May 17, 2023. Note: Shows EV / NTM AEBITDA multiples from May 3, 2019 to May 17, 2023. 7.6x 8.5x 8.4x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x May-19 Jul-19 Oct-19 Jan-20 Apr-20 Jul-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Feb-22 May-22 Aug-22 Nov-22 Feb-23 May-23 Bern Average Average Since Q3 Earnings

Strictly confidential | © Macquarie Group Limited 10 54.5% 39.2% Mean Median 43.2% 30.0% Mean Median All Transactions Selected All-Cash Precedent Premia Analysis Reference Only Source: FactSet. Note: Includes 178 transactions over the last 5 years and US-listed companies headquartered outside the US. (1) Reflects premia to the share price 30 days prior to announcement of the transaction. 1-Day Premia 30-Day Premia (1) • US listed companies over the last 5 years • All-cash transactions with transaction values between $1.0 - $4.0 billion Key Parameters Summary Statistics 1-Day Premia 30-Day Premia 25th Percentile 18.4% 26.3% Mean 43.2% 54.5% Median 30.0% 39.2% 75th Percentile 54.1% 63.5% All-Cash Precedent Transactions

Strictly confidential | © Macquarie Group Limited 11 APPENDIX A Appendix

Strictly confidential | © Macquarie Group Limited 12 Share Price % of 52 -Week 30-Day Avg. Daily Market Net Enterprise EV / EBITDA (2) ($ in millions except per share data) 8/4/2023 High Volume Traded (k)Value Traded ($M) Cap (1) Debt Value 2023E 2024E US-Listed Social Casino Playtika $11.18 85.4% 1,230 $13.5 $4,089 $1,695 $5,784 7.0x 6.7x Playstudios 3.96 79.1% 354 1.5 526 (128) 399 6.9x 6.1x DoubleDown Interactive 8.87 76.5% 7 0.1 440 (171) 268 2.6x 2.6x US-Listed Diversified Video Gaming Electronic Arts $122.59 87.4% 2,133 $269.0 $33,344 ($722) $32,622 13.1x 12.1x Take-Two Interactive 142.18 92.4% 1,671 183.5 23,861 1,971 25,832 33.8x 15.7x Selected Companies Trading Analysis Illustrative Purposes Only Source: FactSet and public filings as of August 4, 2023. (1) Based on basic shares outstanding. (2) EV / EBITDA multiples for selected companies based on median equity research analyst consensus estimates. Selected Companies Trading Analysis

Strictly confidential | © Macquarie Group Limited 13 WACC Analysis Source: Bloomberg, FactSet, company filings. Note: As of August 4, 2023. (1) Represents 10-year US treasury yield per Bloomberg. (2) Kroll cost of capital handbook as of June 2023. (3) CRSP Deciles Size Premia Study. (4) Represents Playtika’s yield to worst as of 8/4/2023. (5) Based on a 7% effective tax rate plus TRA payments and tax-related pari passu distributions to Light & Wonder as a percentage of pre-tax earnings. (6) Represents Bloomberg daily beta since IPO. WACC Analysis Estimated Cost of Equity & Debt Estimated Weighted Average Cost of Capital Risk Free Rate (1) 4.0% Estimated Cost of Equity 12.4% Re-levered Beta 1.30 Estimated After-Tax Cost of Debt 5.6% Equity Market Risk Premium (2) 5.5% Debt / Total Capitalization Ratio 38% Beta Adjusted Equity Market Risk Premium 7.2% Equity / Total Capitalization Ratio 62% Size Premium (3) 1.2% Estimated Cost of Equity 12.4% Pre-Tax Cost of Debt (4) 7.2% Applicable Tax Rate (5) 21.7% Estimated After-Tax Cost of Debt 5.6% Weighted Average Cost of Capital 9.8% Beta Calculation Capitalization Capitalization Ratio Levered Unlevered (US$ in millions) Debt Equity Total Debt Equity Beta (6) Beta Playtika $2,462 $4,089 $6,551 38% 62% 1.29 0.89